Exhibit 99.7 - Press Release

                                    AngioGenex

FOR IMMEDIATE RELEASE

For press and other inquiries contact:

Michael Strage                                   425 Madison Avenue
Director, Corporate Communications               Suite 902
and Investor Relations                           New York, NY 10017

web site: www.AngioGenex.com                     Phone: (212) 874-6608
                                                 Fax:   (212) 874-5027

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  AngioGenex/BioCheck Collaboration Produces Novel Antibodies, Revenue and
                    Progress toward a Cancer Diagnostic

Foster City, CA and New York, N.Y.-May 3, 2007-AngioGenex, Inc. (AGGX.OB) announced today that under the leadership of Dr. John Chen, BioCheck Inc., is applying its resources and expertise to the development of a diagnostic for the early detection and prognosis of cancer based on the appearance of Id proteins in blood and tumor tissue. The sale of monoclonal antibodies to the Id proteins prepared by BioCheck has begun to generate revenue and AngioGenex will earn its first milestone payment of $50,000 at the end of the second quarter of 2007. This work is being conducted pursuant to a development and marketing agreement under which AngioGenex has assigned BioCheck exclusive rights to develop and market the cancer diagnostic in return for royalties, with AngioGenex retaining the rights to the antibodies for therapeutic uses. Development of a cancer diagnostic is based on the work of Dr. Robert Benezra, Member of Memorial Sloan Kettering Cancer Institute (NYC), who demonstrated that the actions of the Id genes and Id proteins are required for the growth and spread of tumors in animals. He proved that even a partial loss of Id gene function prevents the formation of a network of blood vessels (angiogenesis) that supplies the tumor with nutrients needed for survival and growth. The clinical use of agents that block angiogenesis has been hailed by oncologists as the first new and promising approach for the treatment of cancer in a decade.

Dr. Chen has over 30 years of experience in diagnostics. Prior to forming BioCheck, he co-founded Medix Biotech 1983) that was acquired by Genzyme Co. in 1992, and later founded Rapid Diagnostics (1998) that was acquired by ICN Pharmaceuticals in 2002. While involved in the development of many monoclonal antibodies and diagnostics, he is best known for creation of the Early Pregnancy Test (EPT). Dr. Chen commented that "the work of Dr. Benezra is compelling and provides a sound scientific basis for the development of a diagnostic that could not only be useful for the early detection of cancer but could also serve as a biomarker to follow therapy and to detect recurrence of disease." According to Richard Salvador, CEO of AngioGenex:
"the development of a diagnostic for the Id proteins will add an important dimension to our clinical program in cancer. And added; "we are fortunate to work with Dr. Chen and his team who provide outstanding technical expertise in antibody development and a proven ability to create and move diagnostic programs to the market place."

AngioGenex is an early stage biotechnology company, discovering and developing compounds potentially useful for the diagnosis and treatment of cancer. The Company's primary goal is to test newly discovered anti-cancer drugs in man that act by inhibiting either the Id genes or Id proteins. The use of the BioCheck diagnostic to detect the presence of an Id containing tumor followed by treatment with an AngioGenex anti-Id drug is expected to provide early and selective targeted therapy for cancer patients. To date, Id proteins have been found in all major tumors tested including breast and colon. Anti-Id drugs also offer opportunities for the treatment of many non-cancer diseases in which abnormal growth of blood vessels is an important part of the underlying cause as in age related macular degeneration, severe arthritis and endometriosis.



Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that required clinical trials will be successful, necessary regulatory approvals will be obtained, or the proposed treatments will prove to be safe or effective. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development of therapeutic drugs, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on research grants, current and future competition, and other risks described from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.



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